Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 27, 2009 (October 28, 2009 as to the effect of the retrospective adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, as disclosed in Notes 2 and 4), relating to the financial statements and financial statement schedule of Mead Johnson Nutrition, a division of Bristol-Myers Squibb Company (which report expresses an unqualified opinion and includes explanatory paragraphs referring to: (1) the financial statement allocations of expenses from Bristol-Myers Squibb Company; (2) the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, effective January 1, 2007 and (3) the retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, effective January 1, 2009), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “MJN Selected Historical Financial Data” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

November 16, 2009